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     AMENDMENT NO. 4 (the "Amendment") dated as of July 10, 2000, to the Rights
Agreement dated as of October 14, 1993, between Forest Oil Corporation, a New York corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (successor to Mellon Securities Trust Company), as rights agent ("Rights Agent"), as previously amended by Amendment No. 1 to Rights Agreement dated July 27, 1995, Amendment No. 2 to Rights Agreement dated June 25, 1998 and Amendment No. 3 to Rights Agreement dated September 1, 1998 (as so amended, the "Rights Agreement").

     Pursuant to the terms of the Rights Agreement and in accordance with
Section 29 thereof, the following actions are hereby taken:

     Section 1. AMENDMENTS TO RIGHTS AGREEMENT. The Rights Agreement is hereby amended as follows:

     (a) Notwithstanding any other provision of the Rights Agreement to the contrary (i) the execution or the delivery of one or more of the Merger Documents or the conclusion of one or more of the Merger Transactions will not cause or permit the Rights to become exercisable, the Rights to be separated from the stock certificates to which they are attached or any provision of the Rights Agreement to apply to Forcenergy Inc., The Anschutz Corporation or any other person by reason of or in connection with the Merger Documents or the Merger Transactions, including, without limitation, the designation of Forcenergy Inc., The Anschutz Corporation or any other person as an Acquiring Person, the occurrence of a Distribution Date and the occurrence of a Shares Acquisition Date, and (ii) for purposes of this Rights Agreement, neither Forcenergy Inc. nor The Anschutz Corporation or any of their Affiliates shall at any time be deemed to be the Beneficial Owner of the Common Shares and other securities referred to in the preceding clause (i), provided, however, that this Amendment shall not effect any amendment of the Rights Agreement with respect to the acquisition or beneficial ownership of Voting Securities that are not referred to in the preceding clause (i) that may be acquired or owned beneficially by any of Forcenergy Inc., The Anschutz Corporation or any of their Affiliates from time to time (other than Voting Securities acquired pursuant to or in connection with, or beneficially owned as a result of, the payment of a dividend on or split-up, merger, reclassification, recapitalization, reorganization, combination, subdivision, conversion, exchange of shares or the like with respect to such Voting Securities).

     (b) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, neither Forcenergy Inc. nor The Anschutz Corporation or any Affiliates of either shall be deemed to be an Acquiring Person solely by virtue of the (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the acquisition of Common Shares of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement, the Company Shareholders Agreement or the Forcenergy Inc. Stockholders Agreement or (iv) the consummation of the Merger or of the
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          other transactions contemplated in the Merger Agreement, the Company
          Shareholders Agreement or the Forcenergy Inc. Stockholders Agreement."

     (c)  The following definitions shall be added to Section 1 of the Rights
Agreement:

     "Company Shareholders Agreement" shall mean the Shareholders Agreement between Forcenergy Inc. and The Anschutz Corporation dated the date hereof."

     "Company Sub" shall mean the Forest Acquisition I Corporation, incorporated on June 27, 2000."

     "Forcenergy Inc. Stockholders Agreement" shall mean the Stockholders Agreement among the Company and the stockholders signatory thereto dated the date hereof."

     "Merger Agreement" shall mean the Agreement and Plan of Merger among the Company, Forcenergy Inc. and the Company Sub dated the date hereof."

     "Merger Documents" shall mean the Merger Agreement, the Company Shareholders Agreement and the Forcenergy Inc. Stockholders Agreement."

     "Merger Transactions" shall mean the transactions contemplated under the Merger Documents."

     (d) The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words:

     "and the holders of the Rights (who, in accordance with Section 3 hereof, shall, prior to the Distribution Date also be the holders of the Common Shares of the Company)".

     (e) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date or a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the announcement of the Merger, (ii) the acquisition of Common Shares of the Company pursuant to the Merger, (iii) the execution of the Merger Agreement, the Company Shareholders Agreement or the Forcenergy Inc. Stockholders Agreement or (iv) the consummation of the Merger or of the other transactions contemplated in the Merger Agreement, the Company Shareholders Agreement or the Forcenergy Inc. Stockholders Agreement."
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     (f)  Section 19 of the Rights Agreement is hereby amended by adding the following words to the end of the first paragraph thereto:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 2. FULL FORCE AND EFFECT. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     Section 3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to contracts to be made and performed entirely within such State.

     Section 4. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.


                                FOREST OIL CORPORATION

                                by: /s/ Robert S. Boswell
                                    ----------------------------------
                                    Name:  Robert S. Boswell
                                    Title: President and Chief Executive Officer



                                CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights Agent

                                by: /s/ Mona Vorhees
                                    ----------------------------------
                                    Name:  Mona Vorhees
                                    Title: Assistant Vice President